Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Annual Results

TEANECK, N.J., September 16, 2014 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2014. It also provided guidance for its fiscal year ending June 30, 2015.

•	Highlights for the June 2014 quarter (compared to the June 2013 quarter)

-	Net sales of $184 million, an increase of 12%

-	Adjusted EBITDA of $24 million, an increase of 23%

-	Pro forma adjusted diluted EPS of $0.22

•	Highlights for the June 2014 fiscal year (compared to the June 2013 fiscal year)

-	Net sales of $692 million, an increase of 6%

-	Adjusted EBITDA of $91 million, an increase of 20%

-	Animal Health segment net sales increased 12% and segment adjusted EBITDA increased 21%

-	Pro forma adjusted diluted EPS of $1.22

•	Guidance for the June 2015 fiscal year (compared to the June 2014 fiscal year)

-	Net sales of $735 - $755 million, representing growth of 6% - 9%

-	Adjusted EBITDA of $99 - $103 million, representing growth of 9% - 14%

-	Adjusted diluted EPS of $1.46 - $1.51

COMMENTARY

Commenting on the quarter, Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer, said, “Our Animal Health-focused growth initiatives continued to deliver strong sales and profit growth. We expect to see further organic sales growth and operating margin improvements in our new fiscal year. We remain focused on providing our customers with value-based products and solutions to help them maintain and enhance the health and productivity of their animals.”

QUARTERLY RESULTS

Net sales

Net sales of $183.7 million increased $19.5 million, or 12%, for the quarter ended June 30, 2014 as compared to the quarter ended June 30, 2013, due to $13.4 million of growth in Animal Health and $6.2 million of growth in Mineral Nutrition.

Animal Health

Net sales of $114.1 million grew $13.4 million, or 13%, primarily due to volume growth across all product groups. MFAs and other grew $9.2 million, or 12%, primarily from growth in Brazil, Latin America and the Asia Pacific regions. Nutritional specialty products grew $2.4 million, or 17%, primarily due to U.S. volume growth of our products for the dairy industry and their introduction in select European countries. Vaccines grew $1.8 million, or 21%, principally from the introduction of new products in several markets and volume growth in most markets.

Mineral Nutrition

Net sales of $54.9 million increased $6.2 million, or 13%. Increased volumes of trace mineral products were partially offset by lower average selling prices due to lower commodity prices.

Performance Products

Net sales of $14.7 million decreased $0.1 million, or 1%, due to lower average selling prices partially offset by volume growth.

Gross profit

Gross profit of $54.3 million increased $6.1 million, or 13%, to 29.5% of net sales, with most of the improvement coming from Animal Health. Animal Health gross profit increased $5.0 million, with approximately $3.9 million due to volume growth and favorable product mix, $2.5 million due to higher average selling prices, partially offset by $1.4 million due to higher unit costs and other items. MFAs and other contributed $2.6 million of the increase due to volume growth and higher average selling prices. Nutritional specialty products contributed $1.5 million of the increase primarily due to volume growth and higher average selling prices. Vaccines gross profit increased $1.0 million principally due to volume growth, partially offset by higher unit costs. Mineral Nutrition gross profit increased $0.8 million primarily due to higher volumes and lower unit costs, partially offset by lower average selling prices and other items. Performance Products gross profit increased $0.4 million due to lower product costs and higher volumes, partially offset by lower average selling prices.

Selling, general and administrative expenses

SG&A expenses of $41.2 million increased $8.0 million, or 24%. Included in the increase is a $5.4 million loss on an insurance claim as described in the next paragraph. Excluding the loss attributable to the insurance claim, SG&A expenses increased $2.6 million, or 8%. Animal Health accounted for $3.0 million of the increase, driven by sales and marketing and development spending. Selling headcount and related marketing support increased in Brazil, Mexico and China to support MFA and vaccine initiatives and in the U.S. and Europe to support the expansion of our products to the dairy industry. Development spending focused on product lifecycle extensions. Increased amortization of intangible assets and other depreciation added $0.7 million. Performance Products expenses decreased $2.7 million primarily due to lower environmental remediation costs. Corporate expenses, excluding the loss on the insurance claim, increased $2.4 million due to increases in salary and wage-related costs, business development costs, consulting fees and professional fees, in part related to the costs of being a public company.

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During the quarter ended June 30, 2014, we recognized in our consolidated statement of operations a $5.4 million loss on an insurance claim previously recorded as an asset. In 2010, certain customers claimed damages to their poultry resulting from the use of one of our animal health products. We believed we were entitled to coverage for the claimed damages under our insurance policies, above any applicable self-insured retention or deductible. Our insurance carrier refused to cover the damages claimed and denied coverage. We instituted a legal action to enforce our rights under the policies but in June 2014 the trial court ruled against us. We have appealed the trial court’s decision. In July 2014, we reached settlements with and made payments to our customers for their claims in amounts approximately equal to the liability previously accrued.

Adjusted EBITDA

Adjusted EBITDA of $24.2 million increased $4.6 million, or 23%. Animal Health adjusted EBITDA increased $3.1 million, or 13%, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition increased $0.7 million, or 26%, primarily due to higher volumes. Performance Products increased $3.1 million primarily due to reduced environmental remediation costs. Corporate expense increased $2.4 million due to increases in salary and wage-related costs, business development costs, consulting fees and professional fees, in part related to the costs of being a public company. Adjusted EBITDA excludes the loss on the insurance claim.

Interest expense, net

Interest expense, net of $6.8 million decreased $2.2 million due to the net result of issuing the Term B Loan and Revolving Credit Facility in April 2014, retiring the Mayflower L.P. Term Loan, the BFI Co., LLC Term Loan and the Domestic Senior Credit Facility in April 2014 and redeeming the 9.25% Senior Notes in May 2014.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net amounted to net gain of $0.3 million for the three months ended June 30, 2014 compared to a net loss of $2.0 million for the three months ended June 30, 2013. Foreign currency gains in the current period were primarily due to the movement of Brazil and Turkey currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Loss on extinguishment of debt

Our consolidated statement of operations for the three months ended June 30, 2014 included a $22.8 million loss on extinguishment of debt consisting of redemption premium paid and the write-off of original issue discount and deferred financing costs related to retired debt. In April 2014, we retired a $24.0 million term loan payable to Mayflower L.P., a $10.0 million term loan payable to BFI Co., LLC and outstanding borrowings under our Domestic Senior Credit Facility. In May 2014, we retired $300.0 million of 9.25% senior notes due 2018.

Provision (benefit) for income taxes

We recorded a $1.5 million provision for income taxes on a consolidated pre-tax loss of $16.1 million, representing a (9.3) % effective tax rate. The tax provision is comprised primarily of income taxes relating to certain profitable foreign jurisdictions, partially offset by a benefit from the recognition of certain previously unrecognized tax benefits. We generated a taxable loss from our domestic operations and established a valuation allowance to offset the income tax benefit.

Pro forma adjusted diluted EPS

Pro forma adjusted diluted EPS was $0.22 for the fourth quarter. The pro forma adjustments reflect the effects of our initial public offering and refinancing. The pro forma adjustments assume the refinancing occurred at the beginning of the periods presented, resulting in a reduction in annual interest expense of more than $19 million

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compared with historical levels. The pro forma adjustments also assume the additional common shares were outstanding for all periods presented.

FULL YEAR RESULTS

Net sales

Net sales of $691.9 million increased $38.8 million, or 6%, for the fiscal year ended June 30, 2014 as compared to the fiscal year ended June 30, 2013, due to $46.1 million of growth in Animal Health, partially offset by declines in Mineral Nutrition and Performance Products.

Animal Health

Net sales of $431.1 million grew $46.1 million, or 12%, primarily due to volume growth across all product groups. MFAs and other grew $22.8 million, or 8%, primarily due to volume growth in the United States, Brazil, Latin America and Asia Pacific regions. Nutritional specialty products grew $10.7 million, or 21%, primarily due to U.S. volume growth of our products for the dairy industry and their introduction in select European countries. Vaccines grew $12.6 million, or 44%, principally from the introduction of new products in several markets and volume growth in most markets.

Mineral Nutrition

Net sales of $201.6 million decreased $1.6 million, or 1%. Our decision to deemphasize low-margin, volatile lysine sales accounted for $4.1 million of the reduction. Increased volumes of trace mineral products partially offset the reduction.

Performance Products

Net sales of $59.3 million decreased $5.8 million, or 9%, due to lower average selling prices for copper-based products for the catalyst industry and reduced volumes of a low-margin industrial chemical. Volume growth in other industrial chemicals partially offset the decline.

Gross profit

Gross profit of $207.8 million increased $28.8 million, or 16%, to 30.0% of net sales, with all of the improvement coming from Animal Health. Animal Health gross profit increased $30.1 million, with approximately $22.7 million due to volume growth and favorable product mix, $0.6 million due to lower unit costs, $4.5 million due to higher average selling prices and other items and a $2.3 million benefit from the acquisition of OmniGen Research, LLC (“OGR”) in December 2012. Lower unit costs primarily were due to improved operating efficiencies from capital expenditures and reduced production costs from favorable currency movements related to the Brazilian Real. MFAs and other contributed $12.7 million of the increase due to volume growth, favorable product mix and lower unit costs. Nutritional specialty products contributed $8.2 million of the increase primarily due to volume growth, higher average selling prices and a $2.3 million benefit from the OGR acquisition, which was a result of the elimination of royalty expense previously included in cost of goods sold. Vaccines gross profit increased $9.3 million principally due to volume growth. Mineral Nutrition gross profit decreased $0.1 million due to reduced margins from competitive conditions which were partially offset by increased volumes of low-margin products. Performance Products gross profit decreased $1.2 million due to lower average selling prices and lower volumes, partially offset by lower product costs.

Selling, general and administrative expenses

SG&A expenses of $144.0 million increased $21.7 million, or 18%. Included in the increase is a $5.4 million loss on an insurance claim as previously described. Excluding the loss attributable to the insurance claim,

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SG&A expenses increased $16.4 million, or 13%. Animal Health accounted for $14.4 million of the increase, driven by sales and marketing and development spending. Selling headcount and related marketing support increased in Brazil, Mexico and China to support MFA and vaccine initiatives and in the U.S. and Europe to support the expansion of our products to the dairy industry. Development spending focused on product lifecycle extensions. Increased amortization of intangible assets and other depreciation added $1.9 million. The OGR acquisition added $0.6 million of costs which primarily consisted of research and development expenditures. Performance Products SG&A expenses decreased $2.7 million primarily due to lower environmental remediation costs. Corporate expenses, excluding the loss on the insurance claim, increased $4.2 million due to increases in salary and wage-related costs, business development costs, consulting fees and professional fees, in part related to the costs of being a public company.

Adjusted EBITDA

Adjusted EBITDA of $90.6 million increased $14.8 million, or 20%. Animal Health adjusted EBITDA increased $17.3 million, or 21%, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition decreased $0.4 million due to slightly lower operating margins. Performance Products increased $1.7 million, or 58%, primarily due to reduced environmental remediation costs. Corporate expense increased $3.7 million due to increases in salary and wage-related costs, business development costs, consulting fees and professional fees, in part related to the costs of being a public company. Adjusted EBITDA excludes the loss on the insurance claim.

Interest expense, net

Interest expense, net of $33.0 million decreased $2.7 million due to the net result of issuing the Term B Loan and Revolving Credit Facility in April 2014, retiring the Mayflower Term Loan, the BFI Term Loan and the Domestic Senior Credit Facility in April 2014 and redeeming the 9.25% Senior Notes in May 2014.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net amounted to net losses of $1.8 million and $3.1 million in 2014 and 2013, respectively. Foreign currency losses in the current period were primarily due to the movement of Brazil, Turkey and Argentina currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Loss on extinguishment of debt

Our consolidated statement of operations for the year ended June 30, 2014 included a $22.8 million loss on extinguishment of debt consisting of redemption premium paid and the write-off of original issue discount and deferred financing costs related to retired debt. In April 2014, we retired a $24.0 million term loan payable to Mayflower, a $10.0 million term loan payable to BFI and outstanding borrowings under our domestic senior credit facility. In May 2014, we retired $300.0 million of 9.25% senior notes due 2018.

Provision (benefit) for income taxes

We recorded a $9.4 million provision for income taxes on consolidated pre-tax income of $6.3 million, representing a 149.6% effective tax rate. The tax provision is comprised primarily of income taxes relating to certain profitable foreign jurisdictions and foreign withholding taxes, partially offset by a benefit from the recognition of certain previously unrecognized tax benefits. We generated a taxable loss from our domestic operations and established a valuation allowance to offset the income tax benefit. The provision included $3.2 million of foreign withholding taxes resulting from the payment to Phibro of a dividend by our Israel operations.

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Pro forma adjusted diluted EPS

Pro forma adjusted diluted EPS was $1.22 for the fiscal year. The pro forma adjustments reflect the effects of our initial public offering and refinancing. The pro forma adjustments assume the refinancing occurred at the beginning of the periods presented, resulting in a reduction in annual interest expense of more than $19 million compared with historical levels. The pro forma adjustments also assume the additional common shares were outstanding for all periods presented.

BALANCE SHEET AND CASH FLOWS

•	3.2x leverage ratio ($290 million total debt ÷ adjusted EBITDA) at June 30, 2014

•	$12 million cash on hand at June 30, 2014

•	Pro forma net cash flow before financing:

-	$5 million Q4 2014

-	$30 million FY 2014

-	Assumes IPO and refinancing at the beginning of each period presented

•	Dividend

-	$0.10 per share payable September 24, 2014

-	Targeting quarterly dividends totaling approximately $15.6 million annually

•	$25 million capex estimated for fiscal 2015

FINANCIAL GUIDANCE

For the year ending June 30, 2015, the Company estimates:

•	Net sales will be approximately $735 to $755 million, an increase of 6% to 9%.

•	Adjusted EBITDA will be approximately $99 to $103 million, an increase of 9% to 14%.

•	Adjusted diluted EPS will be approximately $1.46 to $1.51, after approximately $14 million of net interest expense and $10 to $12 million of cash income taxes. Diluted average shares outstanding will be approximately 39.6 million.

•	The Animal Health segment will be the primary driver of sales, adjusted EBITDA and adjusted diluted EPS growth. Animal Health net sales and adjusted EBITDA also are expected to benefit from $4 million of revenue related to licensing of our proprietary vaccine delivery technology.

•	Quarterly growth will be roughly in line with estimated annual increases.

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WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call at 9:00 AM (EDT) on Wednesday, September 17, 2014, during which the company will review fourth quarter and fiscal year 2014 financial results and respond to questions. Investors and the public may access the live webcast by visiting the Phibro website at http://investors.pahc.com. A replay of the webcast will be archived and made available on Phibro’s website until approximately December 15, 2014.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements, which reflect Phibro’s current views with respect to business plans or prospects, future operating or financial performance, expectations regarding future use of cash and dividend payments, and other future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and pro forma adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report Adjusted Net Income to portray the results of our operations prior to considering certain income statement elements. We report pro forma adjusted diluted earnings per share to reflect the pro forma effects of the IPO and refinancing on all periods presented. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2014	2013	Change		2014	2013	Change
	(in millions, except per share amounts)

Net sales	$183.7	$164.2	$19.5	12%	$691.9	$653.2	$38.8	6%
Gross profit	54.3	48.2	6.1	13%	207.8	179.0	28.8	16%
Selling, general and administrative expenses(1)	41.2	33.3	8.0	24%	144.0	122.2	21.7	18%
Operating income (loss)	$13.1	$14.9	$(1.8)	(12)%	$63.8	$56.7	$7.1	12%
Interest expense, net	6.8	9.0	(2.2)	(25)%	33.0	35.6	(2.7)	(7)%
Foreign currency (gains) losses, net	(0.3)	2.0	(2.3)	*	1.8	3.1	(1.4)	(44)%
Loss on extinguishment of debt	22.8	-	22.8	*	22.8	-	22.8	*
Other (income) expense, net	-	(0.4)	0.4	*	-	0.2	(0.2)	*
Income (loss) before provision (benefit) for income taxes	$(16.1)	$4.3	$(20.5)	*	$6.3	$17.8	$(11.5)	(65)%
Provision (benefit) for income taxes	1.5	(1.6)	3.1	*	9.4	(7.0)	16.5	*
Net income	$(17.6)	$6.0	$(23.6)	*	$(3.1)	$24.9	$(28.0)	*

Net income (loss) per share - basic and diluted	$(0.47)	$0.20			$(0.10)	$0.82

Weighted average common shares outstanding - basic and diluted	37.4	30.5			32.2	30.5

Ratio to net sales
Gross profit	29.5%	29.3%			30.0%	27.4%
Selling, general and administrative expenses	22.4%	20.3%			20.8%	18.7%
Operating income	7.1%	9.1%			9.2%	8.7%
Income (loss) before provision (benefit) for income taxes	(8.8)%	2.6%			0.9%	2.7%
Net income	(9.6)%	3.6%			(0.5)%	3.8%
Effective tax rate	(9.3)%	(37.9)%			149.6%	(39.5)%

(1)2014 SG&A includes $5.4 million loss on insurance claim

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted Ebitda

	Three Months				Twelve Months
For the Periods Ended June 30	2014	2013	Change		2014	2013	Change
	(in millions)

Net Sales
MFAs and Other	$87.2	$78.0	$9.2	12%	$326.6	$303.7	$22.8	8%
Nutritional Specialties	16.3	13.9	2.4	17%	63.1	52.3	10.7	21%
Vaccines	10.6	8.8	1.8	21%	41.4	28.9	12.6	44%
Animal Health	114.1	100.7	13.4	13%	431.1	384.9	46.1	12%
Mineral Nutrition	54.9	48.7	6.2	13%	201.6	203.2	(1.6)	(1)%
Performance Products	14.7	14.8	(0.1)	(1)%	59.3	65.0	(5.8)	(9)%
Total	$183.7	$164.2	$19.5	12%	$691.9	$653.2	$38.8	6%

Adjusted EBITDA
Animal Health	$26.1	$23.0	$3.1	13%	$100.3	$83.0	$17.3	21%
Mineral Nutrition	3.5	2.8	0.7	26%	11.6	12.1	(0.4)	(4)%
Performance Products	1.5	(1.6)	3.1	*	4.6	2.9	1.7	58%
Corporate	(6.9)	(4.5)	(2.4)	*	(25.9)	(22.2)	(3.7)	*
Total	$24.2	$19.7	$4.6	23%	$90.6	$75.8	$14.8	20%

Ratio to segment net sales
Animal Health	22.9%	22.9%			23.3%	21.6%
Mineral Nutrition	6.4%	5.7%			5.8%	5.9%
Performance Products	10.4%	(11.0)%			7.8%	4.5%
Corporate (1)	(3.8)%	(2.8)%			(3.7)%	(3.4)%
Total (1)	13.2%	12.0%			13.1%	11.6%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income (loss)	$(17.6)	$6.0	$(23.6)	*	$(3.1)	$24.9	$(28.0)	*
Interest expense, net	6.8	9.0	(2.2)	(25)%	33.0	35.6	(2.7)	(7)%
Provision (benefit) for income taxes	1.5	(1.6)	3.1	*	9.4	(7.0)	16.5	*
Depreciation and amortization	5.8	4.7	1.1	23%	21.5	19.0	2.4	13%
EBITDA	(3.5)	18.1	(21.6)	*	60.7	72.5	(11.8)	(16)%
Loss on insurance claim	5.4	-	5.4	*	5.4	-	5.4	*
Foreign currency (gains) losses, net	(0.3)	2.0	(2.3)	*	1.8	3.1	(1.4)	(44)%
Loss on extinguishment of debt	22.8	-	22.8	*	22.8	-	22.8	*
Other (income) expense, net	-	(0.4)	0.4	*	-	0.2	(0.2)	*
Adjusted EBITDA	$24.2	$19.7	$4.6	23%	$90.6	$75.8	$14.8	20%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Pro Forma Adjusted Net Income

	As Reported		Pro Forma Adjustments		Pro Forma Adjusted
For the Three Months Ended June 30	2014	2013	2014	2013	2014	2013
	(in millions, except per share amounts)

Net sales	$183.7	$164.2	$-	$-	$183.7	$164.2
Gross profit	54.3	48.2	-	-	54.3	48.2
Selling, general and administrative expenses(1)	41.2	33.3	(6.5)	(1.2)	34.7	32.0
Operating income (loss)	13.1	14.9	6.5	1.2	19.6	16.1
Interest expense, net	6.8	9.0	(3.2)	(5.4)	3.5	3.6
Foreign currency (gains) losses, net	(0.3)	2.0	0.3	(2.0)	-	-
Loss on extinguishment of debt	22.8	-	(22.8)	-	-	-
Other (income) expense, net	-	(0.4)	-	0.4	-	-
Income (loss) before provision (benefit) for income taxes	(16.1)	4.3	32.2	8.2	16.0	12.5
Provision (benefit) for income taxes(3)	1.5	(1.6)	5.8	2.5	7.3	0.9
Net income	$(17.6)	$6.0	$26.4	$5.7	$8.7	$11.7

Net income per share - diluted	$(0.47)	$0.20			$0.22	$0.29

Weighted average common shares outstanding - diluted(4)	37.4	30.5			39.5	39.5

For the Years Ended June 30
Net sales	$691.9	$653.2	$-	$-	$691.9	$653.2
Gross profit	207.8	179.0	-	-	207.8	179.0
Selling, general and administrative expenses(2)	144.0	122.2	(10.3)	(4.3)	133.7	117.9
Operating income (loss)	63.8	56.7	10.3	4.3	74.1	61.1
Interest expense, net	33.0	35.6	(19.2)	(21.6)	13.8	14.1
Foreign currency (gains) losses, net	1.8	3.1	(1.8)	(3.1)	-	-
Loss on extinguishment of debt	22.8	-	(22.8)	-	-	-
Other (income) expense, net	-	0.2	-	(0.2)	-	-
Income (loss) before provision (benefit) for income taxes	6.3	17.8	54.0	29.2	60.3	47.0
Provision (benefit) for income taxes(3)	9.4	(7.0)	2.8	14.1	12.2	7.1
Net income	$(3.1)	$24.9	$51.2	$15.1	$48.1	$39.9

Net income per share - diluted	$(0.10)	$0.82			$1.22	$1.01

Weighted average common shares outstanding - diluted(4)	32.2	30.5			39.5	39.5

(1)Selling, general and administrative expense adjustments include loss on insurance claim of $5.4 in 2014 and acquisition intangible amortization of $1.2 and $1.1 and stock-based compensation expense of $0.0 and $0.1 for 2014 and 2013, respectively.

(2)Selling, general and administrative expense adjustments include loss on insurance claim of $5.4 in 2014 and acquisition intangible amortization of $4.9 and $4.1 and stock-based compensation expense of $0.1 and $0.2 for 2014 and 2013, respectively.

(3)We adjust the provision (benefit) for income taxes to reflect cash income taxes paid in the period.

(4)Proforma weighted average diluted shares for all periods presented are based on a $19.01 market price, equal to the average for April 11-June 30, 2014.

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2014	2013	Change	2014	2013	Change
	(in millions)

Adjusted EBITDA	$24.2	$19.7	$4.6	$90.6	$75.8	$14.8
Interest paid	(13.3)	(1.5)	(11.8)	(45.4)	(33.8)	(11.5)
Income taxes paid	(7.3)	(0.9)	(6.4)	(12.2)	(7.1)	(5.1)
Payment of premium and costs on extinguished debt	(17.2)	-	(17.2)	(17.2)	-	(17.2)
Changes in operating assets and liabilities and other items	(3.0)	(7.4)	4.4	(16.5)	(33.4)	16.9
Net cash provided (used) by operating activities	$(16.5)	$9.9	$(26.4)	$(0.7)	$1.4	$(2.1)

Capital expenditures	$(5.6)	$(5.3)	$(0.3)	$(19.8)	$(19.5)	$(0.4)
Acquisition of a business	-	-	-	-	(18.7)	18.7
Proceeds from sale of assets	(0.5)	(1.3)	0.8	0.4	(0.2)	0.6
Net cash provided (used) by investing activities	$(6.1)	$(6.6)	$0.5	$(19.4)	$(38.4)	$18.9

Net cash flow before financing activities	$(22.6)	$3.3	$(25.9)	$(20.1)	$(36.9)	$16.8

Proforma adjustments
Add: actual interest paid	13.3	1.5	11.8	45.4	33.8	11.5
Less: proforma interest paid(1)	(3.2)	(3.3)	0.1	(12.9)	(13.0)	0.2
Add: payment of premiums and costs on extinguished debt	17.2	-	17.2	17.2	-	17.2
Proforma net cash flow before financing activities	$4.7	$1.5	$3.1	$29.6	$(16.1)	$45.7

(1)proforma interest assumes IPO and refinancing occurred at the beginning of each period presented

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
201-329-7300
or
investor.relations@pahc.com

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